GETTY IMAGES APPOINTS NEW CFO


        LONDON, Jan. 7 /PRNewswire/ -- Getty Images, Inc. (Nasdaq: GETY), a leading international provider of visual content, today announced the appointment of Christopher Roling as Chief Financial Officer, effective at the end of January. A native of Seattle, Roling has been Chief Financial Officer at Kellogg Europe since 1996. He also held financial and corporate positions internationally with Pepsico, RJ Reynolds and Armstrong World Industries.

        "Chris Roling has a tremendous store of experience and expertise as well as the energy needed to help drive our business in the right direction," said Jonathan Klein, Getty's Chief Executive Officer. "He joins us at a crucial and exciting time as we accelerate the implementation of the strategies that will change the way much of our industry currently does business. We look forward to bringing more high quality imagery and services to far more customers than we could have imagined only a few years ago. We are delighted to have Chris on board to help us to manage these initiatives."

        Roling's track record and experience in international finance and operations will, Getty believes, enhance the strength of the senior management team and thereby accelerate implementation of the company's strategy. Getty's departing Chief Financial Officer, Lawrence Gould, has been with Getty since it acquired Tony Stone Images and was Group Finance Director at Tony Stone Images since 1990. At Getty, Gould successfully managed the expanding Group's finances and its IPO. Gould is leaving to seek a broader role within an earlier stage Internet business.

        Since its IPO in July 1996, Getty has brought together leading image providers in the areas of historic and contemporary photography and film as well as in current affairs, sports and photojournalism, and in royalty-free digital stock photography.

        Getty already operates three successful full electronic commerce Internet sites that sell over 400,000 images online. Digital sales accounted for 34 percent of Getty's total sales in the third quarter of 1998. Getty's newest site was launched three months ago for its largest business, Tony Stone Images, a world leading stock photography business. Later this year, Getty plans to launch full web commerce for Hulton Getty, one of the largest archival collections of imagery in the world. By making use of leading edge technology, Getty believes that it is cementing its position in the visual content sector.

        Getty Images has 30 million photographs and 13,000 hours of stock film footage and is one of the leading international providers of visual content to a diverse range of professional users of images, including advertising and design agencies, magazines, newspapers, broadcasters, production companies and traditional and new media publishers. Getty Images markets rights to images and footage through its international network of wholly owned offices in 13 countries and agents in 54 countries.

        Getty Images' high quality visual content collections include: Tony Stone Images, one of the world's leading providers of contemporary stock photography; PhotoDisc, a world leader in digital stock photography and electronic delivery; Allsport, a leading world-wide sports picture agency; Hulton Getty, one of the two largest privately owned collections of archival photography in the world; Liaison Agency, a leading North American news and reportage agency; and Energy Film Library, one of the world's leading stock footage companies.

        Further information about Getty Images is available at http://www.getty-images.com. The Getty site includes links to each of the following sites:

    http://www.tonystone.com

    http://www.photodisc.com

    http://www.allsport.com

    http://www.hultongetty.com

    http://www.liaisonphoto.com

    http://www.digital-energy.com

SOURCE Getty Images, Inc.
Web Site: http://www.getty-images.com